SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
UNITED STATES
FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Rule 12g-4 (a) (1) (i)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
(Title of each class of securities covered by this Form)
(Titles of all other securities for which a duty to file reports under section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
Rule 12g-4 (a) (1) (ii)
Rule 12h-3 (b) (1) (i)
Rule 12g-4 (a) (2) (ii)
Rule 12g-4 (a) (2) (i)
Rule 12h-3 (b) (1) (ii)
Rule 12h-3 (b) (2) (i)
Rule 12h-3 (b) (2) (ii)
Rule 15d-6
Approximate number of holders of record as of the certification or notice date: Thirty-nine 39

X

X
(Exact name of registrant as specified in its charter)
Wachovia Mortgage Loan Trust, LLC
Commission File Number:
333-130771
WACHOVIA MORTGAGE LOAN TRUST, LLC
SERIES 2006-A TRUST
None
Date:
(Signature)
WACHOVIA MORTGAGE LOAN TRUST, LLC
Shannon Rantz
Vice President
Shannon Rantz
/s/ :
1/19/2007
SERIES 2006-A TRUST
(Issuing Entity)
U.S. Bank National Association
(Master Servicer)
301 S. College Street, NC5578-Suite G, Charlotte, NC, 28288-5578, (704) 715-8239
Class:
Pursuant to the requirements of the Securities Exchange Act of 1934, Wachovia Mortgage Loan Trust, LLC has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
1-A-1 1-A-2 2-A-1 2-A-2
3-A-1 3-A-2 4-A-1 4-A-2
B-1 B-2 B-3